Exhibit 99.1

VIVUS to Present at Two Financial Conferences in March

MOUNTAIN VIEW, Calif.--(BUSINESS WIRE)--VIVUS, Inc. (NASDAQ: VVUS) a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products, today announced that Timothy Morris, vice president and CFO, will present an overview of the company at the following conferences:

--	Cowen and Company 28th Annual Healthcare Conference
Location: The Boston Marriott Copley Place, Boston
Presentation date: Thursday, March 20
Presentation time: 10:15am E.T.

--	The BioCentury and Thomson Financial 15th Annual Future Leaders in the Biotech Industry
Location: The Millenium Broadway Hotel, New York
Presentation Date: Thursday, March 27, 2008
Presentation time: 3:00pm E.T.

A live webcast and 30-day archive of these presentations will be available at http://www.vivus.com.

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products. The current portfolio includes investigational products addressing obesity and sexual health. The pipeline includes: Qnexa™, which is in phase 3, for the treatment of obesity and phase 2 for the treatment of type 2 diabetes; Luramist™ (Testosterone MDTS®), for which a phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD); and avanafil, for which a phase 2 study has been completed for the treatment of erectile dysfunction (ED). MUSE® is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company's web site at http://www.vivus.com/.

CONTACT:
VIVUS, Inc.
Timothy E. Morris, 650-934-5200
Chief Financial Officer
or
Trout Group
Ian Clements (SF), 415-392-3385
Brian Korb (NYC), 646-378-2923